                                                                   EXHIBIT 10(B)




                              EMPLOYMENT AGREEMENT


          AGREEMENT made as of October 1, l993 by and between AMREP CORPORATION (the "Company"), an Oklahoma corporation, and DANIEL FRIEDMAN "Executive"), an individual residing at 535 East 86th Street, New York, New York 10028.


                              W I T N E S S E T H:


          WHEREAS, the Company presently employs Executive as a Senior Vice President with the responsibility of being the chief executive officer of Kable News Company, Inc. ("Kable"), and there presently exists an employment contract between the Company and Executive for a period ending September 30, l994.

           WHEREAS, the Company desires that Executive continue in the Company's employ for the term and on the terms and conditions hereinafter set forth, and Executive is willing to do so.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

          1. EMPLOYMENT. The Company agrees to continue to employ, and does hereby employ, Executive as a Senior Vice President and Executive hereby accepts such employment, for the

Term, with the duties and compensation and upon the terms and conditions contained hereafter in this Agreement.

          2. TERM. Unless earlier ended as hereinafter in this Agreement provided, the term of Executive's employment (the "TERM") shall continue to and end on September 30, l995.

          3. OFFICES AND DUTIES. (a) During the Term, Executive shall be a Senior Vice President of the Company and, for so long as Kable shall be owned by the Company and the Board of Directors of the Company ("BOARD") so desires, shall have the responsibility of being the chief executive officer of Kable. Executive shall perform his services subject only to the direction and control of the Board and of the Chairman of the Board and President. Executive shall not be required to perform any duties other than those which are consistent with his status as a Senior Vice President of the Company.

               (b) During the Term, Executive shall devote his full working time and energies to the business and affairs of the Company and Kable. Executive agrees during the Term to use his best efforts, skill and abilities to promote the interests of Kable and the Company; to serve as a director of the Company for so long as elected; to serve as a director and officer of



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

any corporation which is a subsidiary of the Company if elected by the stockholders or board of directors of such subsidiary



                                       -4-
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corporation; and, subject to the provisions of the last sentence of paragraph
(a) of this Section 3, to perform such duties as may be assigned to him by the Board or the Chairman of the Board or the President.

               (c) For so long as Executive's employment by the Company during the Term shall continue, (i) Executive shall be elected as a Senior Vice President of the Company by the Board at each meeting at which officers are elected, (ii) Executive shall be included in the management slate for election as a director at every stockholder meeting at which his term as a director would otherwise expire, and (iii) unless Executive otherwise consents in writing, the headquarters for the performance of his services shall be in the Greater New York Metropolitan area, subject to such reasonable travel as the performance of his duties may require.

          4. COMPENSATION. (a) As used herein the following terms shall have the meanings set forth below:

          "BONUS PLAN" means the Bonus Plan for Executives and Key Employees established by the Board at a meeting on September 23, l993, as from time to time amended.

          "BONUS POOL" shall have the meaning set forth in the



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

     Bonus Plan.

          "CPI" means the Consumer Price Index for All Urban Consumers (CPI-U) United States City Averages (l967=100) issued by the Bureau of Labor Statistics of the United States Department of Labor or, if such Index shall be changed or discontinued, such other comparable or revised index as may be issued by the Bureau of Labor Statistics or another Agency of the United States Government.

          "YEAR" means the fiscal year of the Company.

               (b) During the Term and except as otherwise provided in this Agreement, the Company shall pay Executive an annual salary (the "SALARY"). The Salary initially shall be at an annual rate not less than $236,000. The Salary shall be reviewed at least annually by the Board and shall be increased (the "MANDATORY INCREASE") October 1, 1994 by a percentage at least equal to the percentage, if any, by which the CPI for the month of September 1994 exceeds the CPI for the month of September 1993, and the resultant amount shall thereafter be the Salary. The Salary shall be payable in equal installments not less frequently than monthly.

               (c) Except as otherwise provided in this Agreement, Executive shall be paid a Bonus (the "BONUS") for each Year ending during the Term for which there is a Bonus Pool. The Bonus for a Year shall be such percentage of the Bonus Pool as the Chief Executive Officer of the Company shall determine. The Bonus shall be paid not later than the July 31 following the end of the applicable Year.

          5.   EXPENSES, BENEFITS AND PERQUISITES.   (a)  The Company will pay
or reimburse Executive for all travel and other expenses reasonably incurred by Executive during the Term in connection with the performance of his duties hereunder.

               (b) During the Term, Executive shall be entitled to participate in all retirement, group insurance, medical and similar programs, and stock option and other benefit plans which from time to time are available to executives of the Company, and shall be entitled to the perquisites which he heretofore has received as a Senior Vice President of the Company and Chief Executive Officer of Kable.

          6.   DEATH OF EXECUTIVE.   In the event Executive should die during
the Term, this Agreement and all benefits hereunder shall terminate, except that Company shall pay Executive's surviving spouse or, if none, his estate the Executive's Salary until the earlier of the last day of the sixth month next following the month in which Executive's death occurs or September 30, l995. Such termination shall not affect any rights which Executive may have at the time of his death pursuant to any insurance or other death benefit, bonus, retirement or stock award plans or arrangements of the Company



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

or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements. In the event

Executive's surviving spouse dies during the period when payments are to be made to her, the balance of the amount remaining to be paid at the date of her death shall be paid to her estate in like manner.

          7.   DISCHARGE FOR CAUSE.   The Board may discharge Executive for
cause at any time. Such discharge shall be effected by notice (the "DISCHARGE NOTICE") to Executive which shall specify the reasons for Executive's discharge and the effective date thereof. As used herein, the term "FOR CAUSE" shall mean only (i) chronic alcoholism, drug addiction, criminal dishonesty or (ii) willful violation of specific written directions from the Board, which directions are lawful and are consistent with the provisions of this Agreement ("WILLFUL VIOLATION"); PROVIDED, however, that if (i) such discharge is effected because of Executive's Willful Violation and (ii) within seven (7) days following the date of receipt by the Executive of the Discharge Notice Executive shall cease his Willful Violation and shall use his best efforts to carry out such written directions, the termination shall not be effective. Upon termination pursuant to this Section 7, this Agreement and all benefits hereunder shall terminate, except that such



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

termination shall not affect any rights which Executive may have at the time of termination pursuant to any insurance or other death benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

          8.   DISABILITY.   (a)  For the purposes of this Section the following
shall have the meanings set forth:

                    (i) "CONSULTING SERVICES" shall mean the services set forth in Section 8(d)(ii)(B)(i).

                    (ii) "TOTAL DISABILITY" shall mean the inability of Executive for any substantial period of time, by reason of a physical or mental condition, to either (a) fully perform the duties required of him hereunder or (b) perform Consulting Services at least 40% of his normal working time (working full days) prior to his disability ("Normal Working Time").

                    (iii) "PARTIAL DISABILITY" shall mean the inability of Executive for any substantial period of time, by reason of a physical or mental condition, to fully perform the duties required of him hereunder while having the ability to perform Consulting Services at least 40% of his Normal Working Time.



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

                    (iv) "CONSULTING DISABILITY" shall mean a disability which arises during a period of Executive's Partial Disability which results in the inability of

     Executive to perform Consulting Services at least 40% of his Normal Working Time; and

                     (v) "CONSULTING PERCENTAGE" shall mean such percentage of his Normal Working Time as Executive is able to perform Consulting Services while having a Partial Disability. The Consulting Percentage shall be determined by the Board from time to time and shall be in multiples of 20%.

               (b) Executive's employment as an employee hereunder may be terminated by the Company if Executive has either a Total Disability or a Partial Disability determined as provided in paragraph (i) of this Section 8. Subject to the provisions of the next sentence, such termination shall be effective on such date as the Board shall fix by resolution adopted after it has been determined that Executive has a Total Disability or a Partial Disability, which date shall not be earlier than the date on which such resolution is adopted nor earlier than six (6) months after the date on which Executive first was unable to fully perform the duties required of him hereunder. However, if at any time during the period prior to the effective date determined pursuant to the preceding sentence Executive has a Partial Disability, Executive shall perform such



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

services as the Board may reasonably request for a percentage of his Normal Working Time determined by the Board



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

not to exceed the Consulting Percentage, and if Executive shall refuse or fail to do so, Executive's employment as an employee shall terminate on the date of such refusal or failure, such termination being hereafter called a "Work Refusal Termination".

               (c) If Executive's employment as an employee is terminated pursuant to paragraph (b) of this Section 8 because Executive has a Total Disability, the Company shall pay Executive the following, in monthly installments:

                    (i) his Salary through the date of termination; plus

                    (ii) the amount of his Salary (at the rate prevailing at such termination) for the twelve (12) months after the date of such termination (but not after the Term End) plus, if the date of such termination is more than twelve (12) months prior to the Term End, one half of such amount thereafter until the Term End, the amounts payable hereunder to be increased each October 1st by the same percentage as the percentage increase in the CPI computed as set forth in paragraph (b) of Section 4.

               (d) If Executive's employment as an employee is terminated pursuant to paragraph (b) of this Section 8 because Executive has a Partial Disability and not as a result of a Work



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

Refusal Termination, then:



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

                    (i) The Company shall pay Executive his Salary through the date of termination.

                    (ii) (A) Commencing the day following the date of termination of Executive's employment as an employee and until the Term End, Executive shall be a consultant to the Company and as such shall perform Consulting Services to the fullest extent he is able for a percentage of his Normal Working Time determined by the Board not to exceed his Consulting Percentage, and the Company shall pay Executive for his services as a consultant in monthly installments an amount equal to (i) 50 percent of the Salary (at the rate prevailing at the date of such termination of Executive's employment as an employee) plus (ii) a percentage of such Salary (the "Additional Percentage") determined as follows:


               If the Consulting        The Additional
               Percentage is:           Percentage is:
               -----------------        --------------
                    40%                      20%

                    60%                      30%

                    80%                      40%


     The amounts determined pursuant to the preceding sentence shall be increased each October 1st by the same percentage as the percentage increase in the CPI computed as set forth



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

     in paragraph (b) of Section 4.

                    (B) During the period Executive is a consultant to the Company, (i) Executive will provide such services concerning the business, affairs and management of the Company as may be reasonably requested by the Board, which services shall be performed at a time and place mutually convenient to both parties, and (ii) Executive shall not engage in any other employment or perform any consulting services for others. During the period he is a consultant, the Company shall supply Executive with such secretarial and other services (including transportation and the use of office facilities) as may be reasonably necessary to the performance of his duties as a consultant.

                    (iii) If subsequent to the time of the determination that Executive has a Partial Disability Executive shall have a Consulting Disability and pursuant to Section 8(g) his services as a Consultant are terminated, thereafter and until the Term End the Company shall pay Executive the monthly amounts he would have been paid if the Executive had had a Total Disability on the date of termination of his employment as an employee.

               (e) If Executive's employment as an employee is terminated by a Work Refusal Termination, Executive shall not



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

thereafter have any right to any Salary or other compensation under this Section 8 or any other provision of this Agreement.



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

               (f) There shall be deducted from any compensation to which Executive may be entitled under this Section 8 an amount equal to any disability insurance payments received by Executive with respect to the period for which he may be entitled to compensation thereunder pursuant to any disability insurance policy paid for by the Company.

               (g) If while Executive is a consultant he has a Consulting Disability, his services as a consultant thereupon shall terminate.

               (h) Amounts paid to Executive pursuant to this Section 8 shall not diminish or otherwise adversely affect any rights which Executive may have at the time of termination pursuant to any insurance or other benefit, bonus, retirement, severance pay or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

               (i) The determination of whether Executive has a Total Disability, Partial Disability or a Consulting Disability (and if a Partial Disability, in what percentage), shall be made by the Board.



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          9.   CHANGE IN CONTROL.   (a)  For the purposes of this Agreement
there will be a "CHANGE IN CONTROL OF THE COMPANY" if (i) 20% or more of the voting stock of the Company



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becomes owned by a person or group and such person or group, by its filing on a
Schedule l3D made under the Securities Exchange Act of l934 or otherwise, indicates the intention of seeking or exercising control of the Company or reserves the right to seek or exercise control, or (ii) the Company merges or consolidates with another corporation (other than a subsidiary of the Company) or sells all or substantially all the assets of the Company, or (iii) five (5) or more of the directors of the Company resign or cease to be directors within any twelve month period for reasons other than (A) death, (B) incapacity or (C) personal reasons not arising from a hostile environment.

               (b) In the event there is a Change in Control of the Company during the Term, then:

               (i) At the sole option of Executive exercised within ninety days of such event (but not thereafter) an amount equal to the Bonus of the Executive for the Year immediately preceding the date of exercise of such option (the "BONUS INCREMENT") shall be added to and become part of the Salary effective as of May 1st of the Year in which Executive exercises such option (with the amount of the resulting increase in Salary applicable to the period from May 1st of such Year to and including the month of exercise



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     payable at the time of exercise) and, from and after such exercise, (A)
     Executive shall not be entitled to any further Bonuses, and (B) if such option is exercised prior



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

     to October 1, l994, the Salary as so increased shall be increased effective October 1, 1994 by the same percentage as the percentage increase in the CPI computed as set forth in paragraph (b) of Section 4; and

               (ii) If the option described in clause (i) of this paragraph (b) is exercised, Executive simultaneously may terminate his services as an officer and employee and become a consultant to the Company on such date as Executive elects, in which event (A) he shall serve as a consultant to the Company and perform Consulting Services from such date until September 30, l995, and (B) the Company shall pay Executive for his Consulting Services in monthly installments a consulting fee in an amount equal to 57-l/2% of the Salary at the rate prevailing at the date of such termination of the Executive's employment as an employee, and if the date of such termination is prior to October l, l994, such amount shall be increased effective October 1, l994 by the same percentage as the percentage increase in the CPI computed as set forth in paragraph (b) of Section 4.

          10. DISCHARGE WITHOUT CAUSE OR REDUCTION IN RESPONSIBILITIES. (a) The Company retains the right to



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discharge Executive without cause at any time during the Term by notice of termination given to Executive, which notice shall



                                      -28-
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become effective no sooner than 90 days after the giving thereof.

               (b)  Whether or not Executive is discharged pursuant to paragraph
(a) of this Section 10, if Executive shall not be continued until September 30, l995 as a Senior Vice President of the Company and as a director of the Company for a reason other than cause or Executive's resignation or inability to perform, Executive shall have the right to terminate all of his obligations under this Agreement by giving notice to the Company at any time within 90 days after he ceases to hold such office. Such notice shall specify the date of termination which shall be no sooner than 30 days following the date on which such notice is given.

               (c) If the Company discharges Executive without cause or if Executive terminates pursuant to paragraph (b) of this Section 10, then until September 30, l995 the Company shall pay Executive, in monthly installments, as severance compensation and liquidated damages, all of the compensation provided in Section 4 hereof which Executive would have received, and Executive shall be entitled to all of the benefits which he would have been entitled to receive hereunder (including, but not limited to, the benefits referred to in



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Section 5(b) hereof), had Executive not been so discharged or his offices not been so terminated, and the following



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

provisions shall apply:

               (i) As used herein, the term "BONUS SEGMENT" shall mean an amount equal to the Bonus paid or payable for the Year ended immediately preceding the date of discharge or termination;

               (ii) If the Bonus Increment shall not have been added to and become part of the Salary pursuant to paragraph (b) of Section 9, (x) the Bonus Segment shall be added to and become part of the Salary effective as of May 1st of the Year in which such discharge or termination occurs (with the amount of the resulting increase in Salary applicable to the period from May 1st of such Year to and including the month of discharge or termination payable at the time of discharge or termination) and (y) Executive shall not be entitled to any further Bonuses;

               (iii) If the date of such discharge or termination is prior to October 1, l994, the Salary shall be increased effective October 1, l994 by the same percentage as the percentage increase in the CPI computed as set forth in paragraph (b) of Section 4;

               (iv) In determining the other benefits which Executive would have received under Section 5(b) during the



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

     Term had such discharge or termination not occurred, it shall be assumed that Executive would have received benefits (including stock awards and other incentive compensation) equal to those which he received with respect to the last Year prior to the Year in which the discharge or termination occurs; and

               (v) Executive shall not be required to seek or accept other employment in order to mitigate damages, and the Company's obligation to pay him following such discharge or termination shall not be reduced by the amount of any compensation actually received by Executive for employment with any other person thereafter. If any options or stock awards made prior to the date of termination shall lapse by reason of a discharge or termination governed by this Section 10, Executive shall be entitled to recover from the Company as additional severance compensation and liquidated damages amounts equal to the aggregate of all losses sustained by Executive by reason of such lapse.

          11.   INDEMNIFICATION AND LEGAL FEES.   (a)  The Company shall
indemnify Executive to the fullest extent permitted by law and the certificate of incorporation and by-laws of the Company from and against any loss, claim, liability and/or expense incurred for, or by reason of, or arising out of, acts of Executive as an officer and/or Director of the Company or any subsidiary.

               (b) In the event Executive institutes any legal action to enforce his rights under, or to recover damages for breach of, this Agreement and he is the prevailing party in such an action, he shall be entitled to recover from the Company any actual reasonable expenses for attorneys' fees and disbursements incurred by him in connection therewith.

          12.   NONCOMPETITION AND CONFIDENTIALITY AGREEMENT.

               (a) During the Term, Executive will not, without the prior written consent of the Company, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, partner, joint venturer or otherwise with, or accept employment of any kind with, any business which, or any business or organization any part of which, competes with the businesses of the Company or any of its subsidiaries as such businesses are now conducted, in any geographical area in which such businesses are conducted during the term of this Agreement. However, nothing herein contained shall prevent Executive from investing solely as a passive investor in any securities of a corporation, partnership, trust, or other entity. For the purposes of this Agreement, Executive shall be deemed to be a

"passive investor" if he does not control, or does not become part of any control group of, the issuer of securities acquired by Executive.

               (b) Notwithstanding anything to the contrary set forth therein, the prohibitions of paragraph (a) of this Section 12 shall not be binding on Executive if the Company discharges Executive without cause or if the Company otherwise breaches this Agreement.

               (c) (i) Executive acknowledges that during the term of his employment with the Company or any of its subsidiaries, he may have access to secret and confidential information with respect to some or all of the following:

                    (A) product and business plans, budgets, sales forecasts, design plans, research and engineering data, inventions, methods, systems and processes,

                    (B)  customers, and

                    (C)  trade secrets

(all such information being hereinafter referred to as "Confidential Information").

               (ii) Executive agrees that (except as authorized in writing by the Company or required pursuant to legal or administrative process) he will not reveal, divulge or make known to any person, firm or corporation any Confidential Information.

               (iii) Executive agrees that if after the end of the Term he shall discover any Confidential Information in his possession, he shall forthwith deliver the same to the Company.

          13.  FISCAL YEAR.   If the Company shall change its fiscal year,
appropriate adjustments shall be made in the terms of this Agreement to reflect such change.

          14. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

          15. MISCELLANEOUS. (a) This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. The Restated Employment and Consulting Agreement between the parties dated February 20, 1985, as from time to time amended, is hereby terminated, and neither party shall have any rights thereunder after the date of this Agreement. This Agreement may only be modified or amended by an instrument in writing executed by the parties hereto.

               (b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to choice of law principles.

               (c) This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of the successor or successors of the Company, whether by merger, consolidation or otherwise.

               (d) Any notice to be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or sent by registered or certified mail, if to the Company, to the Secretary of the Company at its principal offices in New York, New York, and if to Executive, to his address set forth above or to such other address or to the attention of such other person as either party has specified by prior written notice to the other party.


          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and Executive has executed this Agreement all as of the date first above set forth.


                                        AMREP CORPORATION

                                        By /s/ Anthony B. Gliedman
                                           --------------------------
                                           Chairman of the Board
                                           of Directors


                                           /s/ Daniel Friedman
                                           --------------------------
                                           DANIEL FRIEDMAN



                                      -41-